Exhibit 99.1
Mike Clayville Joins C3 AI Board of Directors
REDWOOD CITY, Calif. — November 13, 2025 — C3 AI (NYSE: AI), the Enterprise AI application software company, today announced the appointment of Mike Clayville to its board of directors, effective November 9, 2025.
Mr. Clayville brings over 30 years of enterprise software and cloud infrastructure expertise. Most recently, he served as Chief Customer Officer at Stripe. Before Stripe, he led global commercial sales at Amazon Web Services, overseeing operations serving millions of customers across 170 countries.
Earlier in his career, Mr. Clayville held senior leadership roles at VMware, BEA Systems, Tivoli Systems, and IBM, leading large-scale digital transformation initiatives.
“Mike has spent his career helping companies grow and bring new technology to market,” said Stephen Ehikian, CEO, C3 AI. “He’s seen firsthand how organizations adopt new technology, and how to build strong customer relationships. His perspective will be a great addition as we continue to grow C3 AI, and I look forward to working with him.”
“C3 AI is tackling some of the toughest challenges in Enterprise AI,” said Mr. Clayville. “The company has real technology, real customers, and real results. I’m excited to join the board and help the team keep building on that foundation.”
“Mike is one of the most capable leaders in enterprise software and cloud computing,” said Thomas M. Siebel, Executive Chairman, C3 AI. “He’s built and led some of the most successful organizations in the industry and understands what it takes to operate at scale and serve customers with excellence. We’re pleased to welcome him to the board.”

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About C3.ai, Inc.
C3 AI is the Enterprise AI application software company. C3 AI delivers a family of fully integrated products including the C3 Agentic AI Platform, an end-to-end platform for developing, deploying, and operating enterprise AI applications, C3 AI applications, a portfolio of industry-specific SaaS enterprise AI applications that enable the digital transformation of organizations globally, and C3 Generative AI, a suite of domain-specific generative AI offerings for the enterprise.

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